Exhibit (e)(1)(ii)

Amendment No. 2 to Distribution Agreement

This Amendment, dated as of March 3, 2016, to the Distribution Agreement (this “Amendment”), is made by and between 1290 Funds (the “Trust”), a Delaware statutory trust, and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Distributor”).

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated October 28, 2014 (the “Agreement”), as amended from time to time; and

WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement to reflect the addition of new portfolios to the Trust, effective on or around March 3, 2016.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. The parties hereto agree to delete the current Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

1290 FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Jeremy O. May
Name: Steven M. Joenk		Name: Jeremy O. May
Title: Chairman, Chief Executive Officer and President		Title: President

APPENDIX A

LIST OF PORTFOLIOS

1290 Convertible Securities Fund

1290 DoubleLine Dynamic Allocation Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 Global Equity Managers Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Unconstrained Bond Managers Fund